UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2026

Vertex Pharmaceuticals Incorporated
(Exact name of registrant as specified in its charter)

Massachusetts	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	VRTX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 27, 2026, Vertex Pharmaceuticals Incorporated (the “Company”) appointed Jonathan Poole as Executive Vice President and Chief Financial Officer of the Company, effective January 1, 2027 (the “Effective Date”). In connection with Mr. Poole’s appointment, Charles F. Wagner, Jr., the Company’s Executive Vice President and Chief Operating & Financial Officer, will cease serving as Chief Financial Officer as of the Effective Date, but will remain Executive Vice President and Chief Operating Officer.

Mr. Poole, 51, has been Senior Vice President, Finance at the Company since March 2020. Previously, Mr. Poole served as Chief Financial Officer of Evelo Biosciences, Inc. from March 2018 to March 2020 and as Chief Financial Officer of Genocea Biosciences, Inc. from April 2014 to March 2018. Earlier in his career, Mr. Poole held roles of increasing responsibility in finance and corporate development, including serving as Senior Vice President of Finance at Shire plc. Mr. Poole has also served as a director and member of the audit committee of Acadia Pharmaceuticals Inc. since March 2026, and previously served as a director of Codiak Biosciences, Inc., where he was chair of the audit committee. Mr. Poole received a B.Sc. in Biological Sciences from Durham University and an M.B.A. from London Business School.

In connection with his appointment, the Company entered into an employment agreement and a change of control agreement with Mr. Poole. The employment agreement provides that, as of the Effective Date, Mr. Poole will receive a base salary of $750,000 and a target annual bonus of 90% of base salary. Mr. Poole’s employment agreement also provides that if the Company terminates Mr. Poole’s employment without cause or if Mr. Poole terminates his employment for good reason (each, as defined in the employment agreement), subject to his execution of a release of claims, he will be entitled to receive (i) an amount equal to 100% of his base salary and target annual bonus for the year of termination and (ii) any earned but unpaid annual bonus for the year prior to the year of termination.

Under Mr. Poole’s change of control agreement with the Company, upon a termination without cause within 90 days prior to or 12 months after a change of control or a termination of employment by Mr. Poole for good reason as a result of an event constituting good reason that occurs on a date within such period, subject to his execution of a release of claims, Mr. Poole will receive (i) an amount equal to 100% of his base salary and target annual bonus, (ii) a pro-rated portion of the target annual bonus for the year in which his employment terminates, (iii) all other cash incentive compensation awards earned but not paid prior to the termination date (with any completed fiscal year award not yet determined being paid at target) and (iv) full vesting of all of his outstanding equity awards (with any applicable performance vesting criteria for awards for which the performance criteria have not been certified being deemed achieved at target). Upon any termination described above (whether or not in connection with a change in control of the Company), if COBRA coverage is elected by Mr. Poole, he will be entitled to receive Company payment of medical, dental and life insurance premiums for up to 12 months following termination.

There are no transactions involving the Company and Mr. Poole that the Company would be required to report pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Poole and any other persons pursuant to which Mr. Poole was appointed as Chief Financial Officer.

The foregoing description of the agreements with Mr. Poole does not purport to be complete and is qualified in its entirety by reference to the full text of the employment and change of control agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: September 1, 2026	/s/ Joy Liu
Joy Liu
Executive Vice President, Chief Legal Officer